                                   EXHIBIT 7A

                                 [NETLOJIX LOGO]


                                 501 BATH STREET
                         SANTA BARBARA, CALIFORNIA 93101
                                 (805) 884-6300

TO:                  ANTHONY E. PAPA                  AGREEMENT NO. 98RS - 10002
SOCIAL SECURITY NO:
ADDRESS:             68 ALAMEDA PADRE SERRA
                     SANTA BARBARA, CA 93103


SUBJECT:   NO. OF SHARES  100,000;            DATE OF GRANT: APRIL 30, 2001
           1998 STOCK INCENTIVE PLAN (THE "PLAN"); RESTRICTED STOCK AGREEMENT

================================================================================

Dear Tony:

         Congratulations, you have been granted a Restricted Stock Award under the 1998 Stock Incentive Plan of NetLojix Communications, Inc. (the "Company'). This letter is the Restricted Stock Agreement ("Agreement") dated as of the Date of Grant set forth above by and between the Company and you ("Participant").

PLEASE NOTE:

         - A copy of the Plan is attached or has previously been furnished to you. Unless otherwise explained, the definitions (noted by capitalized words) that are used in the Plan are the same as those in this Agreement. If there is any conflict between this Agreement and the Plan, the terms of the Plan shall control.

         - Two sets of this Agreement are provided. You must SIGN BOTH, without making any changes, and RETURN ONE to the Company within thirty (30) days following receipt; the other should be kept by you with your other important personal records.

         -  The details of this grant are as follows:

GRANT AMOUNT: 100,000 Shares.
VESTING: Refer to Section 7, below.

1. RESTRICTED STOCK GRANT. The Company hereby grants to you 100,000 shares of Restricted Stock.

2. ISSUANCE OF CERTIFICATES. Upon (i) the execution and return of this Agreement by you, and (ii) your payment to the Company of $1,000 (representing the aggregate par value of such shares, the "Initial Payment") or as soon thereafter as is practicable, the Company shall issue certificates(s) evidencing the number of shares set forth in Section 1, registered in your name and bearing such legends as may be required by any federal or state securities law, rule or regulation and, if applicable, a legend referring to the restrictions provided under the Plan.

3. DELIVERY AND CUSTODY OF RESTRICTED STOCK CERTIFICATES. You agree that, as a matter of convenience to you and the Company, all share certificates representing Restricted Stock shall be held in custody by the Company's Secretary until vesting or forfeiture of the Restricted Stock, pursuant to the Plan and this Agreement. You authorize the Company to cancel the certificates(s) and reissue new certificate(s) pursuant to the Power of Attorney immediately following the signature page of this Agreement which is to be executed and delivered by you upon your acceptance of this Agreement and which is deemed to include the power and authority to give effect to the immediately following two sentences. Upon vesting, share certificate(s) representing the proper number of vested shares, without restriction under this Agreement, shall be delivered by the Company to you. Upon forfeiture of Restricted Stock, share certificates representing such forfeiture shall, at the Company's sole discretion, be canceled and reissued to such person, plan or entity as the Company determines, held or otherwise disposed of by the Company in such manner as it determines.

4. FORFEITURE. Your Restricted Stock is subject to forfeiture in accordance with the provisions of the Plan and this Agreement. If you do not meeting the vesting requirements set forth in Section 7, below, the Restricted Stock shall be completely and irrevocably forfeited, you shall have no further or continuing rights or interest under this Agreement with respect to such forfeited shares, and you hereby authorize the Company to have such certificates representing such Restricted Stock canceled in accordance with the terms of Section 3 above. In the event of such forfeiture, the Company will reimburse you the amount of the Initial Payment (or pro rata portion thereof if not all the shares of Restricted Stock are forfeited).

5. RESTRICTIONS ON TRANSFER OF SHARES. You agree that no shares of Restricted Stock issued to you under this Agreement and no interest in such shares shall be sold, transferred, assigned, pledged, hypothecated or encumbered until they have vested in accordance with the terms of the Plan and this Agreement. Stock certificate(s) representing Restricted Stock shall bear restrictive legends as determined by the Company to be consistent with these restrictions.

6. REMOVAL OF PARTICIPANT. Nothing in the Plan or this Agreement shall be construed in any manner to limit the rights of the Company to terminate the Participant's employment at any time, with or without cause.

7. VESTING. For purposes of this Agreement, Participant shall become vested in the specified percentage of the shares of Restricted Stock awarded to him under this Agreement on the dates specified below, provided that the Participant has continued without break to serve as an employee of the Company or one of its subsidiaries from the Date of Grant up to and including the relevant vesting date shown below:


                    VESTING DATE              VESTED PERCENTAGE
                   April 30, 2002                       30%
                   April 30, 2003                       60%
                   April 30, 2004                      100%

         In the event of a Change in Control, Participant shall immediately become fully vested in the shares of Restricted Stock awarded to him under this Agreement.

8.       TERMINATION.

         8.1 TERMINATION OTHER THAN DEATH OR DISABILITY AND OTHER MATTERS. If Participant ceases to be an employee of the Company (other than because of death, disability or retirement with the consent of the Board, all non-vested Restricted Stock held by him shall be forfeited to the Company.

         8.2 TERMINATION BECAUSE OF DEATH OR DISABILITY. If the Participant's service as an employee of the Company is terminated because of the Participant's death or disability, all Restricted Stock shall be vested as of the date of the Participant's death or disability (as determined by the Board or Committee).

         8.3 REMOVAL WITHOUT CAUSE. If Participant is terminated as an employee by the Company without cause, all Restricted Stock shall become vested as of the date of the Participant's termination.

9. TAX CONSEQUENCES. Set forth below is a brief summary, as of the Date of Grant, of some of the federal and California tax consequences of the grant of the Restricted Stock. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PARTICIPANT SHOULD CONSULT A TAX ADVISER BEFORE SIGNING THIS AGREEMENT:

         9.1 RESTRICTED STOCK GRANTS. Share of the Company's common stock are "granted" or issued to participants who do not have to pay for such shares (other than the Initial Payment). The shares are subject to restrictions, described above, which will not be removed until vesting. Restricted Stock consists of shares of Common Stock issued under the Plan which remain outstanding and as to which restrictions have not yet been removed or expired. Participant normally will not realize taxable income upon an award of Restricted Stock, and the Company will not be entitled to a deduction, until vesting, when the Participant will realize ordinary income in an amount equal to the Fair Market Value of the Shares at that time, less the Initial Payment. However, Participant may elect, in the manner described in
                 Section 9.3, to realize taxable ordinary income in the year the Restricted Stock is awarded in an amount equal to its Fair Market Value at that time, determined without regard to the restrictions. The Company will be entitled to a deduction in the same amount and at the same time as the Participant realizes income.

         9.2 TAX WITHHOLDING. When and to the extent that the grant of shares of Restricted Stock or the Vesting of such Shares becomes reportable as ordinary income to

                 Participant, Participant must pay or provide for any applicable federal or state withholding obligations of the Company.

         9.3     SECTION 83(b) ELECTION. Participant understand that under Code
                 Section 83 the excess of the Fair Market Value of the Shares on the date of vesting over the Initial Payment will be reportable as ordinary income on the vesting date. Participant understands that he/she may elect under Code Section 83(b) to be taxed at the time the Shares of Restricted Stock are acquired hereunder, rather than when and as such Restricted Stock ceases to be subject to such forfeiture restrictions. Such election must be filed with the Internal Revenue Service within thirty (30) days after the date of this Agreement. PARTICIPANT UNDERSTANDS THAT FAILURE TO MAKE THIS FILING WITHIN THE APPLICABLE THIRTY (30) DAY PERIOD WILL RESULT IN THE RECOGNITION OF ORDINARY INCOME BY PARTICIPANT AS THE FORFEITURE RESTRICTIONS LAPSE.

10. INTERPRETATION. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant.

11. ENTIRE AGREEMENT. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

12. NOTICES. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated above or to such other address as Participant may designate in writing to the company. All notices shall be deemed to have been given or delivered as follows: (a) upon receipt if by personal delivery; (b) if by mail, three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); or (c) if by express courier, one (1) business day after deposit with any return receipt express courier (prepaid).

13. SUCCESSORS AND ASSIGNS. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant's heirs, executors, administrators, legal representatives, successors and assigns.

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         This Agreement has been executed in duplicate by the parties as of the Date of Grant.

NETLOJIX COMMUNICATIONS, INC.                  PARTICIPANT

By   /s/ JAMES P. PISANI                       /s/ ANTHONY E. PAPA
     -------------------------------------     ---------------------------------
Its: President and Chief Operating Officer     Anthony E. Papa

                           POWER OF ATTORNEY ATTACHED